Exhibit 99.1

American Software Reports Second Quarter of Fiscal Year 2021 Results

Subscription Fees Increased 27%, Cloud Services Annual Contract Value Increased 32% for the Quarter

ATLANTA--(BUSINESS WIRE)--November 19, 2020--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter of fiscal year 2021.

Key Second Quarter Financial Highlights:

  Subscription fees were $7.0 million for the quarter ended October 31, 2020, a 27% increase compared to $5.5 million for the same period last year, while Software license revenues were $0.5 million, a 57% decrease compared to $1.0 million for the same period last year, reflecting our continued transition to the Software as a Service (SaaS) engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 32% to $29.6 million as of the quarter ended October 31, 2020 compared to $22.4 million as of the same period of the prior year.
  Total revenues for the quarter ended October 31, 2020 decreased 1% to $27.9 million, compared to $28.2 million for the same period of the prior year.
  Recurring revenue streams for Maintenance and Cloud Services were 62% of total revenues in the quarter ended October 31, 2020 compared to 58% in the same period of the prior year.
  Maintenance revenues for the quarter ended October 31, 2020 decreased 6% to $10.2 million compared to $10.8 million for the same period last year.
  Professional services and other revenues for the quarter ended October 31, 2020 decreased 5% to $10.2 million compared to $10.8 million for the same period last year.
  Operating earnings for the quarter ended October 31, 2020 decreased 25% to $0.6 million compared to $0.8 million for the same period last year.
  GAAP net earnings for the quarter ended October 31, 2020 decreased 61% to $0.7 million or $0.02 per fully diluted share compared to $1.8 million or $0.05 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2020, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, decreased 39% to $1.5 million or $0.05 per fully diluted share compared to $2.5 million or $0.08 per fully diluted share for the same period last year.
  EBITDA decreased by 29% to $2.1 million for the quarter ended October 31, 2020 compared to $3.0 million for the same period last year.
  Adjusted EBITDA decreased by 21% to $2.8 million for the quarter ended October 31, 2020 compared to $3.5 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense.

Key Fiscal 2021 Year To Date Financial Highlights:

  Subscription fees were $13.3 million for the six months ended October 31, 2020, a 34% increase compared to $10.0 million for the same period last year, while Software license revenues were $1.2 million, a 56% decrease compared to $2.8 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the six months ended October 31, 2020 decreased 1% to $55.2 million compared to $55.6 million for the same period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 61% of total revenues for the six-month period ended October 31, 2020 compared to 57% in the same period of the prior year.
  Maintenance revenues for the six months ended October 31, 2020 were $20.5 million, a 6% decrease compared to $21.9 million for the same period last year.
  Professional services and other revenues for the six months ended October 31, 2020 decreased 4% to $20.1 million compared to $21.0 million for the same period last year.
  For the six months ended October 31, 2020, the Company reported operating earnings of approximately $1.5 million compared to $1.6 million for the same period last year, an 8% decrease.
  GAAP net earnings were approximately $2.7 million or $0.08 per fully diluted share for the six months ended October 31, 2020, a 6% decrease compared to $2.9 million or $0.09 per fully diluted share for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2020, which exclude stock-based compensation expense and amortization of acquisition-related intangibles, decreased 5% to $4.3 million or $0.13 per fully diluted share, compared to $4.5 million or $0.14 per fully diluted share for the same period last year.
  EBITDA decreased by 22% to $4.7 million for the six months ended October 31, 2020 compared to $6.1 million for the same period last year.
  Adjusted EBITDA decreased 16% to $5.9 million for the six months ended October 31, 2020 compared to $7.0 million for the six months ended October 31, 2019. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax (benefit)/expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $94.6 million and no debt as of October 31, 2020. During the second quarter of fiscal 2021, the Company paid shareholder dividends of approximately $3.6 million.

“Second quarter fiscal 2021 saw continued adoption of our cloud services offerings with a 27% growth in Subscription Fees and 32% increase in Annual Contract Value with strong customer retention rates,” said Allan Dow, CEO and president of American Software. “Our pipeline has grown considerably as companies turn to our cloud-based supply chain solutions to support their digital transformation initiatives and drive resilience across the enterprise. We are confident that this will translate into further business momentum in the latter half of fiscal 2021 and beyond.”

“During the quarter we hosted Disruption RX, a virtual supply chain summit, which showcased thought-provoking and transformative supply chain strategies that helped some of the world’s most iconic brands turn recent challenges brought on by the pandemic into opportunities for growth and differentiation,” Dow continued. “Nearly 500 supply chain professionals from 50 countries attended the two-day summit where we celebrated the rise of women in the supply chain, hosted panels on building the resilient enterprise and explored how the right digital platform can drive success in the midst of unforeseen risks.”

Additional highlights for the second quarter of fiscal 2021 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: Border Bros, Bellamy’s Organic, Dole Fresh Vegetables, FAM Brands, Hitachi Rail STS USA, Inc., Husqvarna, Lacoste, New Chapter, Inc., Otter Products, LLC, Reynolds Consumer Products, LLC, Sport Obermeyer, Strategic Partners, Tetrosyl Group Limited UK and The Legends Brands.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 9 countries: Australia, Canada, France, Ireland, Mexico, New Zealand, Sweden, United Kingdom and United States.
  Logility, Inc., a wholly owned subsidiary of the Company, congratulated Greg Dahlstrom, vice president, operations and supply chain, Bodybuilding.com, and Pravin Rangachari, senior vice president, planning and analytics, Haggar Clothing Company, for their recognition as Consumer Goods Technology 2020 Visionaries. Industry publication Consumer Goods Technology’s annual Visionaries report profiles a select group of inspirational executives in the consumer goods sector who are driving change within their organizations.
  Logility, Demand Management, Inc., a wholly owned subsidiary of Logility, and New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of the Company, each congratulated its customers who were selected by the editors of Supply & Demand Chain Executive as recipients of the first annual Women in Supply Chain award. Logility recognized Karen Smith, vice president, global supply chain operations, Kontoor Brands. Demand Management recognized Joanna George, director, global demand planning & processes, Siemens Healthineers, and Andrea Gauntlett, director of supply chain at T-Y Groupe – Linen Holdings, LLC. NGC recognized Jenny Sim, vice president, global sourcing, Foot Locker. The Women in Supply Chain award honors female supply chain leaders and executives whose accomplishments, mentorship and examples set a foundation for women at all levels of a company’s supply chain network.
  Logility invited attendees of the CSCMP EDGE 2020 Live! Virtual Conference to join two sessions featuring its customers. Chris Hooker, The Kraft Heinz Company, led the session “Pushing the Efficient Inventory Frontier at The Kraft Heinz Company” and Tom Parr and Steve Bilinski, Dixon, hosted the session “Dixon Transforms Their Supply Chain to Weather Supply Chain Disruptions.”
  NGC announced Weissman, a premier designer of dancewear and costumes, is implementing its supply chain management, product lifecycle management, vendor compliance and quality control solutions. NGC will provide the foundation for Weissman’s strategic digital supply chain transformation to help drive future growth and success.

Company and Technology

  In the quarter, Logility was recognized as a leader in the G2 Summer 2020 Grid® Report for Supply Chain Planning. G2 Crowd rates products and vendors based on reviews gathered from its user community, as well as data aggregated from online sources and social networks.
  Demand Management announced that Supply & Demand Chain Executive selected the company to receive the SDCE 100 Award for 2020. The SDCE 100 spotlights successful and innovative projects that deliver bottom-line value to small, medium and large enterprises across the range of supply chain functions.
  Logility announced Anna Palmer, director of global customer success, was named by the editors of Supply & Demand Chain Executive as a recipient of the inaugural 2020 Women in Supply Chain Award. Anna was recognized for her achievements in helping drive supply chain success at Logility’s customers.
  During the quarter, Logility and Demand Management were recognized as Great Supply Chain Partners by SupplyChainBrain. This is the fifteenth year Logility was recognized and Demand Management’s twelfth year. Each year SupplyChainBrain surveys hundreds of supply chain professionals, asking them to nominate software providers who have delivered innovative solutions to help them optimally manage and even transform their supply chains for more profitable performance.
  Logility hosted the session, “Using Machine Learning to Optimize Inventory Levels and Extract New Insights” at the CSCMP Edge 2020 Live! Virtual Conference. The virtual session, led by Mike Curtin, senior vice president, and Jonathan Doller, business consultant, explored how innovations in machine learning help drive new insights across the supply chain.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entities delivers an innovative technical platform with AI-powered capabilities for supply chain management and advanced retail planning that is accelerating digital supply chain optimization from product concept to customer availability. Logility, Inc. is helping large enterprise companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products and Red Wing Shoe Company. Demand Management, Inc. delivers affordable, easy-to-use supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. New Generation Computing, Inc. powers the digital supply chain to enable apparel brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development, and optimizing sourcing and distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio delivered in the cloud includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about American Software, please visit www.amsoftware.com, call (404) 364-7615 or email kliu@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under existing customer contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
Revenues:
Subscription fees	$6,966	$5,492	27%	$13,329	$9,950	34%
License fees	450	1,046	(57%)	1,237	2,824	(56%)
Professional services & other	10,242	10,826	(5%)	20,056	20,963	(4%)
Maintenance	10,223	10,846	(6%)	20,537	21,856	(6%)
Total Revenues	27,881	28,210	(1%)	55,159	55,593	(1%)

Cost of Revenues:
Subscription services	2,946	2,610	13%	5,705	4,735	20%
License fees	553	1,007	(45%)	1,228	2,387	(49%)
Professional services & other	7,624	7,543	1%	15,454	14,948	3%
Maintenance	1,941	1,864	4%	3,714	3,715	0%
Total Cost of Revenues	13,064	13,024	0%	26,101	25,785	1%
Gross Margin	14,817	15,186	(2%)	29,058	29,808	(3%)
Operating expenses:
Research and development	4,463	4,814	(7%)	8,803	9,427	(7%)
Less: capitalized development	(126)	(605)	(79%)	(371)	(1,890)	(80%)
Sales and marketing	5,429	5,148	5%	10,173	10,727	(5%)
General and administrative	4,367	4,908	(11%)	8,831	9,696	(9%)
Provision for doubtful accounts	-	-	-	-	33	-
Amortization of acquisition-related intangibles	53	78	(32%)	106	175	(39%)

Total Operating Expenses	14,186	14,343	(1%)	27,542	28,168	(2%)
Operating Earnings	631	843	(25%)	1,516	1,640	(8%)
Interest (Expense)/Income & Other, Net	(42)	712	nm	1,290	1,237	4%
Earnings Before Income Taxes	589	1,555	(62%)	2,806	2,877	(2%)
Income Tax (Benefit)/Expense	(103)	(204)	(50%)	80	(34)	nm
Net Earnings	$692	$1,759	(61%)	$2,726	$2,911	(6%)
Earnings per common share: (1)
Basic	$0.02	$0.06	(67%)	$0.08	$0.09	(11%)
Diluted	$0.02	$0.05	(60%)	$0.08	$0.09	(11%)

Weighted average number of common shares outstanding:
Basic	32,489	31,609		32,414	31,440
Diluted	32,896	32,310		32,919	32,066

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP Operating Earnings:
Operating Income (GAAP Basis)	$631	$843	(25%)	$1,516	$1,640	(8%)
Amortization of acquisition-related intangibles	311	377	(18%)	622	974	(36%)
Stock-based compensation	652	503	30%	1,198	946	27%
NON-GAAP Operating Earnings:	1,594	1,723	(7%)	3,336	3,560	(6%)

Non-GAAP Operating Earnings, as a % of revenue	6%	6%		6%	6%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$692	$1,759	(61%)	$2,726	$2,911	(6%)
Income Tax (Benefit)/Expense	(103)	(204)	(50%)	80	(34)	nm
Interest (Expense)/Income & Other, Net	42	(712)	(106%)	(1,290)	(1,237)	4%
Amortization of intangibles	1,353	2,026	(33%)	2,883	4,111	(30%)
Depreciation	161	157	3%	311	318	(2%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,145	3,026	(29%)	4,710	6,069	(22%)

Stock-based compensation	652	503	30%	1,198	946	27%
Adjusted EBITDA	$2,797	$3,529	(21%)	$5,908	$7,015	(16%)

EBITDA, as a percentage of revenues	8%	11%		9%	11%

Adjusted EBITDA, as a percentage of revenues	10%	13%		11%	13%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$692	$1,759	(61%)	$2,726	$2,911	(6%)
Amortization of acquisition-related intangibles (2)	272	326	(17%)	545	825	(34%)
Stock-based compensation (2)	570	436	31%	1,048	802	31%
Adjusted Net Earnings	$1,534	$2,521	(39%)	$4,319	$4,538	(5%)

Adjusted non-GAAP diluted earnings per share	$0.05	$0.08	(38%)	$0.13	$0.14	(7%)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.02	$0.05	(60%)	$0.08	$0.09	(11%)
Amortization of acquisition-related intangibles (2)	0.01	0.01	0%	0.02	0.03	(33%)
Stock-based compensation (2)	0.02	0.01	100%	0.03	0.02	50%
Adjusted Net Earnings	0.05	$0.07	(29%)	0.13	$0.14	(7%)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$258	$299	(14%)	$516	$799	(35%)
Operating expenses	53	78	(32%)	106	175	(39%)
Total amortization of acquisition-related intangibles	$311	$377	(18%)	$622	$974	(36%)

Stock-based compensation
Cost of revenues	$23	$21	10%	$66	$51	29%
Research and development	49	40	23%	74	73	1%
Sales and marketing	87	82	6%	153	158	(3%)
General and administrative	493	360	37%	905	664	36%
Total stock-based compensation	$652	$503	30%	$1,198	$946	27%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.02 and $0.09 for the three and six months ended October 31, 2020, respectively. Diluted per share for Class B shares under the two-class method are $0.06 and $0.09 for the three and six months ended October 31, 2019, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three and six month periods ended October 31, 2020 of 12.5% and 13.2% and 15.20% three and six month periods ended October 31, 2019, respectively.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	October 31,	April 30,
	2020	2020

Cash and Cash Equivalents	$81,786	$79,814
Short-term Investments	12,357	14,161
Accounts Receivable:
Billed	18,499	22,582
Unbilled	2,499	2,425
Total Accounts Receivable, net	20,998	25,007
Prepaids & Other	6,673	6,684
Current Assets	121,814	125,666

Investments - Non-current	472	701

PP&E, net	3,225	3,373
Capitalized Software, net	6,473	8,362
Goodwill	25,888	25,888
Other Intangibles, net	509	1,132
Deferred Sales Commissions - Non-current	1,909	2,177
Lease Right of Use Assets	1,813	2,053
Other Non-current Assets	1,899	1,941
Total Assets	$164,002	$171,293

Accounts Payable	$1,640	$1,643
Accrued Compensation and Related costs	3,139	6,635
Dividend Payable	3,576	3,547
Operating Lease Obligation - Current	797	763
Other Current Liabilities	790	643
Deferred Revenues - Current	31,206	34,227
Current Liabilities	41,148	47,458

Operating Lease Obligation - Non-current	1,137	1,424
Deferred Tax Liability - Non-current	2,553	2,897
Other Long-term Liabilities	111	92
Long-term Liabilities	3,801	4,413

Total Liabilities	44,949	51,871

Shareholders' Equity	119,053	119,422

Total Liabilities & Shareholders' Equity	$164,002	$171,293

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended
	October 31,
	2020	2019

Net cash provided by operating activities	$6,771	$4,050

Capitalized computer software development costs	(371)	(1,890)
Purchases of property and equipment, net of disposals	(163)	(238)

Net cash used in investing activities	(534)	(2,128)

Dividends paid	(7,118)	(6,884)
Proceeds from exercise of stock options	2,853	6,358

Net cash used in financing activities	(4,265)	(526)

Net change in cash and cash equivalents	1,972	1,396
Cash and cash equivalents at beginning of period	79,814	61,288

Cash and cash equivalents at end of period	$81,786	$62,684

Contacts

Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477